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                                                                       EXHIBIT 7

                                                                    CONFIDENTIAL

                               KU LEARNING, L.L.C.

                           PROPOSED RIGHTS OFFERING BY
                         NOBEL LEARNING COMMUNITIES, INC

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                                SUMMARY OF TERMS

                    FOR SERIES E CONVERTIBLE PREFERRED STOCK

                                  May 25, 2003

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TERMS:

1.  ISSUER:                            Nobel Learning Communities, Inc., a
                                       Delaware corporation (the "Company" or
                                       "Issuer").

2.  TYPE OF SECURITIES:                Series E Convertible Preferred Stock (the
                                       "Series E Shares").

3.  PRICE PER SHARE:                   $4.50 per Series E Share (the "Series E
                                       Purchase Price").

4.  AGGREGATE PROCEEDS:                $6 Million to $7 Million through a rights
                                       offering to all of the Company's holders of Common Stock (the "Rights Offering").
                                       KU Learning, L.L.C. ("KU"), its
                                       affiliates and/or designees
                                       (collectively, the "Investors") will
                                       purchase KU's pro rata portion of the
                                       Series E Shares on or before June 10,
                                       2003. The Investors will provide a
                                       standby commitment to purchase any of the Series E Shares not purchased by the other stockholders in the Rights
                                       Offering.

5.  CLOSING DATE:                      An initial closing for the Investor's
                                       purchase of KU's pro rata portion of the Series E Shares shall occur on or before June 10, 2003 (the "Initial Closing
                                       Date").

6.  CONDITIONS PRECEDENT
TO INITIAL CLOSING:                    (a)   No material adverse change from
                                             March 31, 2003 in the business,
                                             financial condition or the
                                             prospects of the Company.

                                       (b)   Execution and delivery of customary
                                             legal documentation satisfactory to
                                             the Company and the Investors,
                                             including delivery of a legal
                                             opinion from Company's counsel.
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                                       (c)   Receipt of all necessary approvals
                                             including any governmental and
                                             regulatory approvals, if any.

7.  USE OF PROCEEDS:                   The proceeds of the Financing shall be
                                       used for working capital and other
                                       general corporate purposes.


POST-CLOSING CAPITALIZATION CHART:

--------------------------------------------------------------------------------
                                    NUMBER OF SHARES     PERCENTAGE OF OWNERSHIP
                                  (COMMON EQUIVALENTS)       (FULLY DILUTED)
--------------------------------------------------------------------------------
SERIES E SHARES                         1,555,555                 14.2
--------------------------------------------------------------------------------
SERIES A SHARES                           300,966                  2.7
--------------------------------------------------------------------------------
SERIES C SHARES                           625,000                  5.7
--------------------------------------------------------------------------------
SERIES D SHARES                           265,958                  2.4
--------------------------------------------------------------------------------
        TOTAL PREFERRED SHARES          2,747,479                 25.1
--------------------------------------------------------------------------------
WARRANTS:
     @ $7.00                              531,255                  4.8
     @ $7.52                              309,043                  2.8
--------------------------------------------------------------------------------
COMMON STOCK
--------------------------------------------------------------------------------
    Issued and Outstanding(1)           6,554,966                 59.8
--------------------------------------------------------------------------------
    Outstanding Options                   814,737                  7.4
--------------------------------------------------------------------------------
    Remaining Option Pool             [         ]
--------------------------------------------------------------------------------
             TOTAL COMMON               7,369,703                 67.3
--------------------------------------------------------------------------------
TOTAL FULLY-DILUTED SHARES             10,957,480                100.0
--------------------------------------------------------------------------------

(1) Does not include 57,143 shares being issued as part of a litigation settlement.

RIGHTS, PRIVILEGES AND RESTRICTIONS OF SERIES E SHARES:

8. SENIORITY                           The Series E Shares shall rank pari passu
                                       with the Company's Series A, C & D
                                       convertible preferred stock.

9.  DIVIDENDS:                         Cumulative dividends shall accrue and be
                                       paid quarterly in arrears on each of the Series E Shares at an annual rate of 5% of the Series E Purchase Price during years 1, 2 and 3. If the average stock price per share during the last 5 days of the third year is greater than $8 per share, then the dividend rate would remain at 5% for years 4 and 5, otherwise it would increase to 8%. Under either scenario, the dividend rate would increase to 12% in year 6. The dividends will be paid in kind with additional
                                       Series E Shares during the first three
                                       years, and in cash or in kind, at the
                                       option of the Company thereafter. All
                                       dividends will be paid prior and in
                                       preference to all other shares of capital stock.

                                       For any other dividends or distributions, Series E Shares shall participate with Common Stock on an as-if-converted basis. Any accrued but unpaid dividends


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                                       shall be paid (in cash or in kind at the
                                       holders' election) immediately prior to
                                       (i) a Liquidation Event (defined below),
                                       (ii) redemption of the Series E Shares,
                                       or (iii) conversion of the Series E
                                       Shares, or (iv) Qualified Public Offering
                                       (completion by the Company of a public
                                       offering of Common Stock raising net
                                       proceeds of at least $10 Million).

10.  LIQUIDATION PREFERENCE:           In the event of a "change of control" or
                                       any liquidation, dissolution, winding-up
                                       (each a "Liquidation Event"), the holders of the Series E Shares shall be entitled to receive, pari passu with the holders of the Company's Series A, C & D convertible preferred stock an amount per share equal to the Series E Purchase
                                       Price, plus any accrued but unpaid
                                       dividends. The amounts distributable to
                                       the holders of the Series E Shares
                                       described in the preceding sentence is
                                       referred to as the "Series E Liquidation
                                       Preference." Notwithstanding the
                                       foregoing, upon any Liquidation Event,
                                       the holders of the Series E Shares shall be entitled to receive the greater of (a) the Series E Liquidation Preference and
                                       (b) the amount per share holders would
                                       have received if all Series E Shares had been converted into Common Stock of the Company immediately prior to the
                                       Liquidation Event. Any remaining proceeds thereafter shall be distributed to the holders of Common Stock in accordance with the Company's Certificate of
                                       Incorporation.

11.  OPTIONAL CONVERSION:              Each Holder of Series E Shares shall have
                                       the right to convert any or all of the
                                       Series E Shares at any time into shares
                                       of Common Stock at a conversion rate
                                       equal to the Series E Purchase Price
                                       divided by the "Series E Conversion
                                       Price", which shall initially equal the
                                       Series E Purchase Price. The initial
                                       conversion rate shall be 1-to-1, however such conversion rate shall be adjusted as described in the anti-dilution provisions below.

12.  FORCED CONVERSION:                The Company can force the conversion of
                                       the Series E Shares so long as the common stock price closes above 200% of the Series E Purchase Price (as adjusted for stock splits, combinations and the like) for any twenty trading days within a period of 30 consecutive trading days.
                                       Any such forced conversion shall be
                                       effected at the Series E conversion rate then in effect.

13. ANTI-DILUTION ADJUSTMENTS:         For a period of 18 months from the
                                       Closing Date, upon the issuance of any
                                       Common Stock, warrants, rights, options
                                       or convertible securities at a purchase
                                       price per


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                                       share less than the then-applicable
                                       conversion price of Series E Shares (a
                                       "Dilutive Issuance"), the then-applicable
                                       Series E Conversion Price shall be
                                       reduced to equal such lesser purchase
                                       price. After 18 months from the Closing
                                       Date, upon any Dilutive Issuance the
                                       Series E Conversion Price shall be
                                       reduced, concurrently with such issue, to a price equal to the quotient obtained by dividing:

                                       (i)  an amount equal to (x) the total
                                            number of shares of Common Stock
                                            outstanding immediately prior to
                                            such issuance or sale multiplied by
                                            the conversion price in effect
                                            immediately prior to such issuance
                                            or sale, plus (y) the consideration,
                                            if any, received or deemed to be
                                            received by the Company upon such
                                            issuance or sale, by

                                       (ii) the total number of shares of Common
                                            Stock outstanding immediately after
                                            such issuance or sale.

                                       Notwithstanding the foregoing, the Series
                                       E Conversion Price will not be adjusted
                                       as a result of: (a) conversion of the
                                       Series A Stock, Series C Stock or Series
                                       D Stock; (b) the issuance and sale of
                                       common stock (or options to purchase
                                       common stock) to employees, directors or consultants of the Company, as approved by the Board of Directors; (c) the sale of shares in connection with a firm commitment underwritten public offering;
                                       (d) dividends or distributions on
                                       Preferred Stock; (e) the issuance of
                                       warrants to banks; (f) the issuance of
                                       securities pursuant to currently
                                       outstanding options, warrants, notes or
                                       other rights to acquire securities of the Company; or (g) acquisitions approved by the Board of Directors.

                                       The Series E Conversion Price shall be
                                       proportionally adjusted in the event of
                                       any subdivision, combination, stock
                                       split, dividends, recapitalizations,
                                       reorganizations, or other analogous
                                       event.

                                       In order to give the holders of the
                                       Series E Shares the benefit of the
                                       anti-dilution protections described
                                       above, the Company agrees that it shall
                                       not issue any securities at a price below the Series E Conversion Price without obtaining stockholder approval if the adjustment to the Series E Conversion Price would result in the issuance of shares of Common Stock upon conversion of the


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                                       Series E Shares to exceed the number of
                                       shares then permitted to be issued
                                       without violation of the rules,
                                       regulations and interpretations of Nasdaq or the NASD (as determined in good faith in the sole discretion of the Board of Directors of the Company).

14.  VOTING RIGHTS:                    The holders of Series E Shares shall have
                                       one vote per Series E Share on an as-if
                                       converted basis and shall vote with
                                       holders of Common Stock (as a single
                                       voting group) on all matters brought
                                       before the stockholders, except as
                                       required by law.

15.  RESTRICTIVE COVENANTS:            Consent of the holders of at least 50% of
                                       the Series E Shares (voting as a separate class) shall be required before the Company can, directly or indirectly, through amendment of the certificate of incorporation, merger, recapitalization or otherwise alter or change any right, preference, privilege or power of (or restriction for the benefit of) the Series E Shares. Consent of the holders of at least 50% of the Series A, Series
                                       C, Series D and Series E Shares (voting
                                       together as a separate class) shall be
                                       required before the Company can, directly or indirectly, through amendment of the certificate of incorporation, merger, recapitalization or otherwise create, designate, authorize or issue any new securities having rights, preferences, privileges, or powers (or restrictions for the benefit of) senior or on parity with the Series E Shares.

                                       The foregoing restrictions shall also
                                       apply to any agreement, understanding or arrangement to do any of the foregoing.

TERMS OF SHAREHOLDERS AGREEMENT:

16.  RIGHT OF FIRST OFFER              Each of the Investors holding at least
                                       500,000 Series E Shares (as adjusted for splits, consolidations and the like) shall have a pro rata right (based on their percentage equity ownership of
                                       Common Stock on an as-if converted basis) to purchase such amount that would allow each such holder to maintain its then proportionate ownership of common stock on a fully-diluted basis of any securities the Company plans to offer;
                                       provided, however, that such right shall not be triggered by any of the events set forth as exceptions under "Anti-Dilution
                                       Adjustments" above and such other
                                       exceptions as agreed upon by the Company and the Investors.


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17.  TRANSFER RESTRICTIONS:            The Series E Shares shall not be subject
                                       to any transfer restrictions, other than applicable securities laws.

18. REGISTRATION RIGHTS:               The Company shall register the Series E
                                       Shares purchased by the Investors as part of the Rights Offering.


CERTAIN TERMS OF PURCHASE AGREEMENT WITH INVESTORS:

19.  REPRESENTATIONS/WARRANTIES:       Standard representations and warranties
                                       by the Company and standard covenants and closing conditions.

20.  INDEMNIFICATION:                  Standard indemnifications by the Company,
                                       including, without limitation, for any
                                       broker's or finder's fees.

21.  EXPENSES:                         At the Initial Closing and the closing of
                                       the Rights Offering, the Company shall
                                       pay the reasonable fees and expenses of
                                       Investors' counsel in connection with the transactions.

22. PLACEMENT FEES:                    No finder's fees, commissions or similar
                                       compensation shall be payable to any
                                       party in connection with the purchase and sale of the Series E Shares.

BINDING PROVISIONS:

23.  GOVERNING LAW:                    Delaware, without giving effect to
                                       conflicts of laws.

24.  EXCLUSIVITY:                      Prior to June 10, 2003, the Company will
                                       not offer to any person other than (i)
                                       the Investors and (ii) parties related to the settled litigation previously described to KU, the opportunity to purchase any securities of the Company, and will not entertain any discussion or negotiation of the same.

25.  CONFIDENTIALITY:                  The Company and the Investors shall
                                       provide each other the opportunity to
                                       review and comment upon, any press
                                       release or other public statements
                                       (including any filings with any federal
                                       or state governmental or regulatory
                                       agency or with the NASDAQ National
                                       Market) with respect to the transactions contemplated hereby and shall not issue any such press releases or make any such public statement prior to such opportunity, except as may be required by applicable law (including foreign regulations relating to competition), court process or by obligations pursuant to any listing agreement with any national securities exchange. For clarification purposes, KU shall not be obligated to give the Company the opportunity to review and comment any
                                       Schedule 13D


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                                       Amendment or filing. Notwithstanding
                                       anything herein to the contrary, any
                                       party to this agreement (and each
                                       employee, representative, or other agent of such party) may disclose to any person the tax treatment and tax structure of the transaction and all materials of any kind (including opinions and other tax analyses) that are provided to the party relating to such tax treatment and tax structure.

26.  ACCESS TO INFORMATION:            From the date hereof until June 10, 2003,
                                       the Company shall (and shall cause its
                                       respective officers, accountants and
                                       attorneys to) afford the officers,
                                       employees and agents (the
                                       "Representatives") of the Investors upon reasonable notice full and free access at all reasonable times (i) to the Company's officers and other employees and agents of the Company, (ii) to the properties, offices and other facilities of the Company, and to the books and records of the Company, and (iii) to the Company's independent accountants. The Company shall also furnish such Representatives with all financial, legal, technical, operating and other data and information relating thereto as may be reasonably requested in order to permit the Investors and their Representatives to make such investigation of the business properties and operations of the Company as the Investors and their
                                       Representatives may deem appropriate.

27.  ARBITRATION:                      Any dispute arising out of or in
                                       connection with this Summary of Terms
                                       shall be referred to and finally resolved in accordance with the American
                                       Arbitration Association (AAA) Commercial
                                       Rules. The number of arbitrators shall be one. The arbitrator shall be neutral and appointed by the AAA. The place of arbitration shall be in Los Angeles, California, and shall commence no later than thirty (30) days after the arbitrator has been appointed. The losing party shall be responsible for the costs and expenses incurred by both sides with respect to the arbitration.

This Summary of Terms is non-binding, except for this paragraph and the provisions on Exclusivity, Press Releases, Confidentiality and Governing Law (the "Binding Provisions") that are legally binding on the parties.


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This Summary of Terms shall expire at 5:00 p.m. on May 30, 2003, if not accepted in writing by the Company.

Acknowledged and agreed:

Nobel Learning Communities, Inc.                    KU Learning, L.L.C.



By:________________________                         By: ________________________

Name:______________________                         Name: ______________________

Title: ____________________                         Title: _____________________


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